Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series B	$25,000,000	$767.50

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(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The filing fee of $767.50 is being paid in connection with the registration of these IncomeNotes.

THE BEAR STEARNS COMPANIES INC.
IncomeNotesSM
With Maturities of Nine Months or More from Date of Issue

Registration No. 333-136666
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 1/A
(To Prospectus dated August 16, 2006
and Prospectus Supplement dated May 10, 2007)
Trade Date: May 9, 2007 *
Issue Date: May 23, 2007 **
The date of this Pricing Supplement is May 14, 2007

CUSIP#	Interest Rate	Maturity Date	Price to Public	Discounts & Commissions	Reallowance	Dealer	Interest Payment Frequency
07387EHT7	6.00%	05/15/2037	100.00%	2.9500%	0.200%	97.0500%	Semi Annually

First Interest Payment Date	First Interest Payment Amount	Survivor's Option	Subject to Redemption	Date and Terms of Redemption	Aggregate Principal Amount	Net Proceeds
11/15/2007	$28.67	No	Yes	Commencing on 5/15/2012 and monthly thereafter until Maturity, the Notes may be called at par at the option of the Company on ten calendar days’ notice.	$50,000,000	$48,525,000

*	Each of two blocks of $25,000,000 were traded on May 9, 2007.
**	Each of two blocks of $25,000,000 will be issued on May 23, 2007.

***
The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.